Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Immune Pharmaceuticals Inc., f/k/a EpiCept Corporation and subsidiaries, on Form S-8 (Nos. 333-156438, 333-151150, 333-130865, 333-130861and 333-130860) of our report dated May 14, 2013 on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two year period December 31, 2012 of Immune Pharmaceuticals Ltd. which is included in this Current Report on Form 8-K/A of Immune Pharmaceuticals Inc.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning Immune Pharmaceuticals Ltd.’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey
October 30, 2013